Exhibit 15
July 27, 2007
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, Wisconsin 53204
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended June 30, 2007 and 2006, as indicated in our report dated July 27, 2007, which includes an explanatory paragraph regarding the change in reportable segments and the adoption of Statement on Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment”; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-38444, 333-101780, 333-113041, and 333-125702 on Form S-8 and Registration Statement Nos. 333-24685 and 333-43071 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin